Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-460-9171

Monique.Allaire@infi.com

http://www.infi.com

INFINITY REPORTS RESULTS FROM PHASE 2 CLINICAL TRIAL OF IPI-504 IN

NON-SMALL CELL LUNG CANCER

CAMBRIDGE, Mass. – June 04, 2010 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today reported the results from its Phase 2 clinical trial of IPI-504, the company’s i.v.-administered Hsp90 chaperone inhibitor, in patients with advanced non-small cell lung cancer (NSCLC). Data reported show that IPI-504 demonstrated clinical activity in patients with NSCLC, in particular among patients with oncogenic anaplastic lymphoma kinase (ALK) gene rearrangements. Dr. Lecia Sequist of Massachusetts General Hospital will present the data in a poster discussion session on Monday, June 7 at the 2010 Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, Ill. (Abstract #7517).

Infinity conducted a Phase 2 study of IPI-504 in patients with stage IIIb/IV NSCLC whose tumors had progressed after treatment with an EGFR tyrosine kinase inhibitor. The study was designed to evaluate the safety, tolerability, and anti-tumor activity of IPI-504. A total of 76 patients were enrolled and stratified by their EGFR mutation status. A subset of patients also underwent EGFR, KRAS and BRAF genotyping analysis, as well as a fluorescent in situ hybridization (FISH) assay to detect ALK gene rearrangements.

The results of the Phase 2 study show an objective response rate of seven percent in the overall study population: ten percent in patients who were EGFR wild-type, four percent in those with EGFR mutations, and twelve percent among KRAS wild-type patients. Among the patients with ALK rearrangements, there was a 67 percent response rate, with two of three patients experiencing partial responses and the third patient experiencing a 24 percent disease reduction, all three of whom received IPI-504 for at least six months. IPI-504 was generally well-tolerated in this study.

Infinity also reported supporting in vitro data demonstrating that the ALK rearrangement protein is a sensitive client of Hsp90 and that IPI-504 induces degradation of ALK thereby inhibiting downstream signaling pathways.

Together, these clinical and preclinical data support additional evaluation of the anti-tumor activity of IPI-504 in patients with NSCLC and ALK rearrangements. Validation of the clinical findings reported today is ongoing in an investigator-sponsored trial at Massachusetts General Hospital by Dr. Sequist.

“These are the first clinical data to suggest that patients with NSCLC and ALK rearrangements may preferentially respond to Hsp90 chaperone inhibition,” stated Julian Adams, Ph.D., president of research and development, Infinity. “We are pleased to support Dr. Sequist’s study in order to assess the clinical effects of Hsp90 chaperone inhibition in this discrete patient population. We look forward to learning more as the study progresses, and the data analysis may help inform potential paths forward for our Hsp90 chaperone inhibitors in this targeted lung cancer population.”

IPI-504 is also being evaluated in a Phase 2 clinical trial in combination with Herceptin® (trastuzumab) in patients with HER2-positive metastatic breast cancer. Infinity expects to evaluate interim data from this study in the near term, which will help determine how IPI-504 fits into its Hsp90 development strategy, and overall product portfolio, going forward. Infinity anticipates reporting preliminary data from the metastatic breast cancer study by the end of the year.

Infinity is also evaluating its orally administered Hsp90 chaperone inhibitor, IPI-493, in a Phase 1 clinical trial in patients with advanced solid tumors. In addition, active enrollment in a Phase 1 study in patients with advanced hematologic malignancies is anticipated in the near term. Infinity expects to report data from its Phase 1 program with IPI-493 in 2011.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult to treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the presentation of data from Infinity’s clinical trial of IPI-504 in NSCLC, the analysis of data from the investigator-sponsored trial to inform future clinical development of Infinity’s Hsp90 inhibitors, the expectation that Infinity will evaluate interim data from the clinical trial of IPI-504 in patients with metastatic breast cancer and that such evaluation will help determine how IPI-504 fits into Infinity’s Hsp90 development strategy and overall product portfolio, the expectation that Infinity will report preliminary data from the metastatic breast cancer trial by the end of the year, the anticipation of near-term active enrollment in the clinical study of IPI-493 in patients with advanced hematologic malignancies, and the expectation that Infinity will report data from its Phase 1 program with IPI-493 in 2011. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Ltd. will continue for its expected term or that they will fund Infinity’s programs as agreed, that IPI-504 or IPI-493 will successfully complete necessary phases of clinical development, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2010. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Herceptin® is a registered trademark of Genentech, Inc.

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